Exhibit 99.3

RealPage, Inc. and Subsidiaries
UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

On December 18, 2019, RealPage, Inc., a Delaware corporation (“RealPage”, the “Company”, “we” or “us”), completed its previously announced acquisition of Buildium, LLC (the “Acquisition”), a Delaware limited liability company (“Buildium”), pursuant to that certain Agreement and Plan of Merger and Stock Purchase Agreement dated November 6, 2019 (the “Merger Agreement”), by and among RealPage, Buildium, RP Newco XXIX LLC, a Delaware limited liability company and wholly-owned subsidiary of RealPage (“Merger Sub”), Sumeru Equity Partners Fund L.P., a Delaware limited partnership (“SEP”), K1 Private Investors, L.P., a Delaware limited partnership (“K1 PI”), K1 Private Investors (A), L.P., a Delaware limited partnership (“K1 PI(A)” and together with K1 PI, “K1”), and SEP, solely in its capacity as the Securityholders’ Agent. The purchase price was $580.0 million in cash, subject to a working capital adjustment, certain transaction expenses and a holdback of a portion of the purchase price to serve as security for the benefit of RealPage and its affiliates in respect of the indemnification obligations and post-closing purchase price adjustments, among other adjustments.
We have derived the following unaudited combined condensed pro forma financial information by applying pro forma adjustments to the historical consolidated financial statements of RealPage, included in our December 31, 2018, Annual Report on Form 10-K (“RealPage 10-K”) filed with the Securities and Exchange Commission (“SEC”) on February 27, 2019 and amended on November 5, 2019, and our Quarterly Report on Form 10-Q for the three and nine-months ended September 30, 2019 (“RealPage 10-Q”), filed with the SEC on November 8, 2019. The unaudited combined condensed pro forma statements of operations for the twelve months ended December 31, 2018, and nine-months ended September 30, 2019, as adjusted, give pro forma effect to the Acquisition as if it occurred on January 1, 2018. The unaudited combined condensed pro forma balance sheet as of September 30, 2019, gives the pro forma effect to the Acquisition as if it occurred on September 30, 2019. We collectively refer to the adjustments relating to the Acquisition as the “Acquisition Adjustments.”
We have described the Acquisition Adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Acquisition actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period. The unaudited combined condensed pro forma financial information reflects the Acquisition as recorded under our business combinations accounting policy. Under this policy, the total preliminary purchase price for Buildium was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values.
The acquisition of Buildium expands our capabilities to target the smaller multifamily (under 5,000 units), single-family, Associations (HOA and Condo), vacation, and other real estate classes. These areas collectively form the SMB market segment, which the Company estimates to represent 52 million units in the U.S., and a future growth opportunity. These factors contributed to a purchase price in excess of the fair value of the Buildium net tangible and intangible assets acquired, and as a result, we have recorded goodwill in connection with this transaction. The preliminary allocation of the purchase price was based upon a preliminary valuation, and the Company’s estimates and assumptions are subject to change. The Company expects the allocation of the purchase price to be finalized in the third quarter of 2020.
The unaudited combined condensed pro forma financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.
The unaudited combined condensed pro forma financial information and the related notes should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes in the RealPage 10-K and RealPage 10-Q and the financial statements and related notes for Buildium included as Exhibits 99.1 and 99.2 in this Current Report on Form 8-K/A.
The unaudited combined condensed pro forma financial information included herein does not give effect to any revenue synergies or potential cost reductions or other operating efficiencies that could result from the merger, including but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Balance Sheet
September 30, 2019
(in thousands)

			Pro Forma
	RealPage	Buildium	Acquisition Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$270,154	$1,622	$(38,512)	A	$233,264
Restricted cash	158,865	220	—		159,085
Accounts receivable, net	131,392	2,011	—		133,403
Prepaid expenses	21,304	1,184	—		22,488
Other current assets	17,699	—	—		17,699
Total current assets	599,414	5,037	(38,512)		565,939
Property, equipment, and software, net	159,605	1,525	105	B	161,235
Right-of-use assets	106,942	—	14,071	C	121,013
Goodwill	1,104,006	3,758	467,839	D	1,575,603
Intangible assets, net	260,680	1,566	112,434	B	374,680
Deferred tax assets, net	35,482	—	(10,112)	D	25,370
Other assets	25,781	227	(162)	B	25,846
Total assets	$2,291,910	$12,113	$545,663		$2,849,686

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$35,677	$2,348	$—		$38,025
Accrued expenses and other current liabilities	79,598	4,566	6,947	A,C	91,111
Current portion of deferred revenue	123,062	5,364	(1,649)	E	126,777
Current portion of term loans	7,500	—	7,500	A	15,000
Convertible notes, net	302,032	—	—		302,032
Customer deposits held in restricted accounts	158,870	—	—		158,870
Total current liabilities	706,739	12,278	12,798		731,815
Deferred revenue	4,861	—	—		4,861
Term loans, net	291,064	—	292,500	A	583,564
Revolving facility	—	6,337	223,663	A,C	230,000
Lease liabilities, net	120,527	—	11,892	C	132,419
Other long-term liabilities	19,407	—	—		19,407
Total liabilities	1,142,598	18,615	540,853		1,702,066

Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	96	—	—		96
Additional paid-in capital	1,209,299	25,877	(25,877)	F	1,209,299
Treasury stock, at cost	(36,224)	—	—		(36,224)
(Accumulated deficit) retained earnings	(21,371)	(32,379)	30,687	C,F	(23,063)
Accumulated other comprehensive loss	(2,488)	—	—		(2,488)
Total stockholders’ equity	1,149,312	(6,502)	4,810		1,147,620
Total liabilities and stockholders’ equity	$2,291,910	$12,113	$545,663		$2,849,686

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Statement of Operations
For the Year Ended December 31, 2018
(in thousands, except per share data)

			Pro Forma
	RealPage	Buildium	Acquisition Adjustments		Combined
Revenue
On demand	$833,709	$40,715	$—		$874,424
Professional and other	35,771	—	—		35,771
Total revenue	869,480	40,715	—		910,195
Cost of revenue	328,382	15,990	900	G	345,272
Amortization of product technologies	35,797	156	11,244	G	47,197
Gross profit (loss)	505,301	24,569	(12,144)		517,726
Operating expenses:
Product development	118,525	8,953	1,600	G	129,078
Sales and marketing	166,607	10,338	1,288	G,I	178,233
General and administrative	118,208	8,827	5,200	G	132,235
Amortization of intangible assets	35,911	430	6,734	G	43,075
Total operating expenses	439,251	28,548	14,822		482,621
Operating income (loss)	66,050	(3,979)	(26,966)		35,105
Interest expense and other, net	(31,750)	(514)	(19,313)	H	(51,577)
Income (loss) before income taxes	34,300	(4,493)	(46,279)		(16,472)
Income tax benefit	(425)	—	(13,201)	K	(13,626)
Net income (loss)	$34,725	$(4,493)	$(33,078)		$(2,846)

Net income (loss) per share attributable to common stockholders:
Basic	$0.40				$(0.03)
Diluted	$0.38				$(0.03)
Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	87,290				87,290
Diluted	91,531				87,290

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Statement of Operations
For the Nine Months Ended September 30, 2019
(in thousands, except per share data)

			Pro Forma
	RealPage	Buildium	Acquisition Adjustments		Combined
Revenue
On demand	$707,341	$39,425	$—		$746,766
Professional and other	26,028	—	—		26,028
Total revenue	733,369	39,425	—		772,794
Cost of revenue	284,685	15,706	700	G	301,091
Amortization of product technologies	29,729	117	8,433	G	38,279
Gross profit (loss)	418,955	23,602	(9,133)		433,424
Operating expenses:
Product development	85,914	8,219	1,200	G	95,333
Sales and marketing	145,849	8,632	959	G,I	155,440
General and administrative	87,702	10,261	3,651	G,J	101,614
Amortization of intangible assets	30,682	323	5,050	G	36,055
Total operating expenses	350,147	27,435	10,860		388,442
Operating income (loss)	68,808	(3,833)	(19,993)		44,982
Interest expense and other, net	(22,773)	(498)	(15,489)	H	(38,760)
Income (loss) before income taxes	46,035	(4,331)	(35,482)		6,222
Income tax expense (benefit)	7,996	—	(10,351)	K	(2,355)
Net income (loss)	$38,039	$(4,331)	$(25,131)		$8,577

Net income per share attributable to common stockholders:
Basic	$0.41				$0.09
Diluted	$0.39				$0.09
Weighted average shares used in computing net income per share attributable to common stockholders:
Basic	91,884				91,884
Diluted	96,392				96,392

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.

Notes to the Unaudited Combined Condensed Pro Forma Financial Information
(in thousands)

1.	Basis of Presentation

The historical financial information of RealPage and Buildium has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Acquisition, (b) factually supportable, and (c) with respect to the unaudited combined condensed pro forma statements of operations, expected to have a continuing impact on the combined results. The Acquisition Adjustments included in the unaudited combined condensed pro forma financial information ("Pro Forma Financial Information") are based on currently available data and assumptions that the Company believes are reasonable. However, the Unaudited Combined Condensed Pro Forma Statements of Operations do not include any expected revenue synergies or cost savings or restructuring actions that may be achievable or that may occur subsequent to the Acquisition. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analysis are performed.

The Buildium platform is presently used by more than 17,000 customers in over 50 countries, with approximately two million residential units under management. The Company expects to realize synergies through expanding the Buildium platform, incorporating “click-on” capabilities that: (i) improve the renter leasing and living experience, (ii) improve the recovery of utility fees, (iii) enhance payment processing capabilities, (iv) enhance risk management through resident screening capabilities, and (v) expand insurance offerings. By delivering more value to the SMB market segment, the Company believes that the applicable revenue per unit for current Buildium customers can increase. In conjunction with the Buildium platform the Company also expects synergies by leveraging the technology and increasing its investment in the Propertyware solution, which is intended for larger single-family managers with more complex property management and accounting requirements.

The Acquisition Adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.

The Company derived the Pro Forma Financial Information from the historical consolidated financial statements of RealPage included in the RealPage 10-K and RealPage 10-Q. The Pro Forma Financial Information also includes information from Buildium's audited financial statements as of and for the year ended December 31, 2018 and its unaudited financial statements as of and for the nine-months ended September 30, 2019, both of which are included as exhibits in this Current Report on Form 8-K/A. The Unaudited Combined Condensed Pro Forma Statements of Operations for the twelve months ended December 31, 2018, and nine-months ended September 30, 2019, give pro forma effect to the acquisition of Buildium as if the Acquisition occurred as of January 1, 2018. The Unaudited Combined Condensed Pro Forma Balance Sheet as of September 30, 2019, gives pro forma effect to the Acquisition as if it occurred on September 30, 2019.

The Buildium audited consolidated financial statements as of, and for the year ended December 31, 2018, and the unaudited condensed consolidated financial statements as of, and for the nine-months ended September 30, 2019, have been adjusted to reflect certain reclassifications in order to conform to RealPage financial statement presentation. There have been no changes to total current assets, total assets, total current liabilities, total liabilities, revenue, cost of revenue, total operating expenses and net loss.

2.	Preliminary Purchase Consideration and Purchase Price Allocation

The acquisition date fair value of the purchase consideration for accounting purposes transferred totaled $571,702, which consisted of the following:

RealPage, Inc.

Notes to the Unaudited Combined Condensed Pro Forma Financial Information
(in thousands)

Cash paid at closing, net of cash acquired of $2,271	$566,241
Deferred cash obligations, at fair value	3,190
Total purchase consideration	$569,431

The purchase consideration reflects a reduction of $11,673 from the contractual purchase consideration of $580,000 for deferred purchase proceeds accounted for as post-acquisition compensation expense, and other adjustments including estimated working capital and cash. The recipients must provide employment services in exchange for the $11,673, which will be paid out 50% on each of the one and two-year anniversaries of the acquisition. The acquisition method of accounting requires, among other things, that assets acquired, and liabilities assumed be recognized at their fair values as of the acquisition date. Because of the short timeframe since the acquisition closed, we recorded the net tangible and intangible assets acquired and liabilities assumed based upon their preliminary fair values as of December 18, 2019. The fair values were based upon a preliminary valuation, and our estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of acquired assets and liabilities, income and non-income based taxes and residual goodwill. We expect to continue to obtain information to assist us in determining the fair values of the net assets acquired at the acquisition date during the measurement period.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. As described above, fair values assigned to certain assets acquired and liabilities assumed are preliminary and thus subject to change (in thousands):

Restricted cash	$781
Accounts receivable	1,359
Property, equipment, and software	1,630
Intangible assets	114,000
Right-of-use assets	14,071
Other assets	3,710
Total fair value of assets acquired	135,551

Accounts payable and accrued liabilities	8,389
Client deposits held in restricted accounts	781
Deferred revenue	3,715
Lease liabilities, net of current portion	11,893
Deferred tax liability, net	10,112
Total fair value of liabilities assumed	34,890
Total identifiable net assets acquired	100,661
Goodwill	468,770
Total fair value of net assets acquired	$569,431

Other considerations in the preliminary allocation of the estimated purchase price of Buildium include the following:

1)
Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique to RealPage. If there were any synergies unique to RealPage, then a higher portion of the purchase consideration would be allocated to goodwill;

2)	Accounts receivable and other current asset and liability carrying values approximate fair value;

3)	As required by acquisition accounting, the estimated fair value of deferred revenue is the cost to fulfill the service obligations plus a normal profit margin.

RealPage, Inc.

Notes to the Unaudited Combined Condensed Pro Forma Financial Information
(in thousands)

3.	Acquisition Adjustments

The following is a summary of the Acquisition Adjustments reflected in the Pro Forma Financial Information based on preliminary estimates, which may change as additional information is obtained.
Balance Sheet Adjustments
The pro forma balance sheet adjustments include:

A.
The acquisition cost of $571,702 was comprised of $38,512 of cash on hand, $300,000 from delayed term loan funding and $230,000 from the revolving credit facility, as well as $3,190 of holdback obligations.  The holdback obligations are reflected as a current liability in the Unaudited Combined Condensed Pro Forma Balance Sheet.

B.
This adjustment removes Buildium’s intangible assets of $1,566 from prior acquisitions and records the identified intangible assets of $114,000 acquired in the Acquisition at their estimated acquisition date fair value. These assets include acquired technology, customer relationships and trade names.  This adjustment also adjusts property, equipment and software, net to its estimated fair value of $1,630. In addition, the carrying value of the deferred financing costs of Buildium of $162 is removed from other assets.

The following table summarizes the estimated fair value of Buildium’s identifiable intangible assets, their estimated useful lives and related amortization expense. Acquired technology and trade names are amortized over their respective estimated useful life using the straight-line method and customer relationships are amortized over their useful life proportionately to the expected discounted cash flows derived from the asset (in thousands):

			Pro Forma Amortization Expense
	Estimated Fair Value	Weighted Average Useful Life (Years)	Year Ended December 31, 2018	Nine Months Ended September 30, 2019
Customer relationships	$55,000	10	$6,764	$5,073
Acquired technology	57,000	5	11,400	8,550
Trade names	2,000	5	400	300
	$114,000		$18,564	$13,923

Income statement classification:
Amortization of product technologies			$11,400	$8,550
Amortization of intangible assets			$7,164	$5,373

To estimate the value of the customer relationships we applied an excess earnings approach and for acquired technology and trade names we applied a relief from royalty method.

C.	This adjustment reflects the following items:

i.
the adoption of Accounting Standards Codification 842, Leases ("ASC 842") and the recognition of the right-of-use asset of $14,071 and the lease liability of $14,133 ($2,241 current and $11,892 non-current) associated with the future fixed lease payments due.

ii.	removes the accrued expenses and accounts payable associated with the seller transaction costs of $176 and the line of credit of $6,337 that were paid off as a part of the Acquisition transaction.

iii.
the addition of the Company’s transaction costs of $1,692 associated with the acquisition of Buildium.  No adjustment has been made to the unaudited combined condensed pro forma statement of operations for the transaction costs as they are non-recurring costs.

RealPage, Inc.

Notes to the Unaudited Combined Condensed Pro Forma Financial Information
(in thousands)

D.	To record the net deferred tax liability and goodwill, estimated as a result of the preliminary purchase price allocation described above.

E.	This adjustment records the fair value of the deferred revenue obligations based on remaining service cost plus a normal profit margin.

F.	These adjustments eliminate the historical members' equity of Buildium.

Statement of Operations Adjustments:

G.	These adjustments to cost of revenue and operating expenses include the following:

i.
adjustments to amortization expense related to the identifiable intangible assets discussed under letter C above of $18,564 and $13,923 for the year ended December 31, 2018 and the nine-month period ended September 30, 2019, respectively; and

ii.
adjustments to personnel expense to reflect executive compensation agreements directly related to, and executed in conjunction with, the Acquisition of $9,400 and $7,100 for the year ended December 31, 2018 and the nine-month period ended September 30, 2019, respectively. The adjustment includes amortization of $11,673 of deferred purchase proceeds. Refer to Note 2 for further information.

H.
This adjustment records interest expense on the delayed term loan draw and revolving facility draw to fund the acquisition of $19,863 and $15,987 for the year ended December 31, 2018 and the nine-month period ended September 30, 2019. The adjustment also eliminates Buildium’s historical interest expense of $550 and $498 for the year ended December 31, 2018 and the nine-month period ended September 30, 2019.

I.
This adjustment records the impact of the adoption of ASC 606, Revenue from Contracts with Customers. The adjustments results in the net reduction of Sales and marketing expenses under ASC 340-40 of $412 and $341 for the year ended December 31, 2018 and the nine-month period ended September 30, 2019, respectively, due to the excess of capitalized deferred commissions over the amortization of the deferred commissions.

J.
This adjustment removes the transaction costs of $249 recognized in the historical financial statements of RealPage and Buildium that will not have recurring significant ongoing impact in excess of one year. This adjustment does not include amounts which are not reflected in the historical statements of operations.

K.
This adjustment reflects the estimated income tax effect of the incremental net loss from Buildium, and the Acquisition Adjustments based on an estimated marginal statutory tax rate of 26.0% for the year ended December 31, 2018 and for the nine-months ended September 30, 2019.